Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Akerna Corp. on Form S-8 of our report dated September 23, 2019 with respect to our audits of the consolidated financial statements of Akerna Corp. as of June 30, 2019 and 2018 and for each of the two years in the period ended June 30, 2019 appearing in the Annual Report on Form 10-K of Akerna Corp. for the year ended June 30, 2019.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 7, 2020

Independent AUDITORS’ Consent

We consent to the incorporation by reference in this Registration Statement of Akerna Corp. on Form S-8 of our report dated May 29, 2020 with respect to our audits of the financial statements  of Solo Sciences, Inc. as of December 31, 2019 and 2018 and for the years then ended, which report appears in the Form 8-K/A of Akerna Corp. filed on May 29, 2020.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 7, 2020